UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IRONCLAD PERFORMANCE WEAR CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	98-0434104 (I.R.S. Employer Identification No.)
2201 Park Place, Suite 101 El Segundo, CA (Address of Principal Executive Offices)	90245 (Zip Code)

2006 Stock Incentive Plan
(Full Title of the Plans)

Thomas Kreig
Interim Chief Financial Officer
Ironclad Performance Wear Corporation
2201 Park Place, Suite 101
El Segundo, CA 90245
(Name and Address of Agent for Service)

(310) 643-7800
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Gregory Akselrud, Esq.
Stubbs Alderton & Markiles, LLP
15260 Ventura Boulevard, 20th Floor
Sherman Oaks, CA 91403

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee
Common Stock, par value $.0001 per share	4,250,000	$0.49	$2,082,500	$63.94

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without the receipt of consideration.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on a per share price of $0.49 average of the high and low reported sales prices of the Registrant's common stock on the Over-The-Counter Bulletin Board on August 30, 2007.

Explanatory Note

This registration statement on Form S-8 of Ironclad Performance Wear Corporation has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, with respect to 4,250,000 shares of our common stock, par value $0.001 per share issuable to participants in the our 2006 Stock Incentive Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to participants as specified by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Securities and Exchange Commission are incorporated in this Registration Statement by reference:

•	our Annual Report on Form 10-KSB for our fiscal year ended December 31, 2006 (File No. 000-51365);

•	our Quarterly Reports on Form 10-QSB for the quarterly periods ended March 31, 2007 (File No. 000-51365) and June 30, 2007 (File No. 000-51365);

•
our Current Reports on Form 8-K filed on January 9, 2007 (File No. 000-51365), March 5, 2007 (File No. 000-51365), April 18, 2007 (File No. 000-51365), May 15, 2007 (File No. 000-51365), July 6, 2007 (File No. 000-51365), and August 14, 2007 (File No. 000-51365);

•
our Current Reports on Form 8-K/A filed on February 12, 2007 (File No. 000-51365) to correct the Commission File Number set forth on the cover of the Current Report on Form 8-K filed May 12, 2006, May 26, 2006, September 21, 2006, August 17, 2006, November 28, 2006, October 10, 2006 and November 17, 2006;

•
our Quarterly Reports on Form 10-QSB/A filed on February 12, 2007 (File No. 000-51365) to correct the Commission File Number set forth on the cover of the Quarterly Report on Form 10-QSB filed August 14, 2006 and November 14, 2006; and

•
the description of our common stock contained in our registration statement on Form SB-2 filed with the SEC on June 26, 2006, including any amendment or report filed for the purpose of updating this description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Stubbs Alderton & Markiles, LLP (“SAM LLP”), has provided legal services to us in connection with its preparation of the registration statement covering the securities offered by this prospectus. In addition, SAM LLP has rendered a legal opinion, attached hereto as Exhibit 5.1, as to the validity of the shares of the our common stock to be registered hereby. SAM LLP was the holder of 109,818 shares of common stock of Ironclad Performance Wear Corporation, a California corporation (or Ironclad California), which converted into 47,382 shares of our common stock upon the closing of our merger with Ironclad California on May 9, 2006. In addition, SAM LLP was the holder of options to purchase 300,000 shares of Ironclad California, which were converted into options to purchase 129,437 shares of our common stock upon closing of the merger. SAM LLP was also the holder of options to purchase 200,000 shares of Ironclad California, which were converted into options to purchase 86,291 shares of our common stock upon the closing of the merger. In addition, SAM LLP separately held warrants to purchase up to 414,610 shares of common stock of Ironclad California, which converted into 178,886 shares of our common stock upon the closing of the merger on May 9, 2006. These warrants were exercised at an exercise price per share of $0.19. Subsequently, an aggregate of 224,007 of the aforementioned shares and 85,429 of the aforementioned options were distributed to V. Joseph Stubbs, Scott Alderton, Murray Markiles, Jonathan Hodes, John McIlvery, Greg Akselrud and Scott Galer, each a partner in SAM LLP. Neither SAM LLP, nor any individual partner thereof, has been employed on a contingent basis. Other than Mr. Alderton, who serves as one of our directors, neither SAM LLP, nor any other individual partner thereof, is connected with us other than in their role as outside legal counsel for us.

Item 6.  Indemnification of Directors and Officers.

The Nevada Revised Statutes and certain provisions of our Bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel, or by a vote of the shareholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable for negligence or misconduct.

Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of shareholders or directors. The statutory provision cited above also grants us the power to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

A shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.  Exemption from Registration.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Exhibit Description

4.1	Articles of Incorporation of the Registrant (1)
4.2	Certificate of Change effecting a forward stock split and increasing the number of authorized shares, filed May 9, 2006 (2)
4.3	Articles of Merger effecting a name change to Ironclad Performance Wear Corporation (3)
4.4	Bylaws (4)
5.1	Opinion of Stubbs Alderton & Markiles, LLP.
23.1	Consent of Singer Lewak Greenbaum & Goldstein, LLP
23.2	Consent of Stubbs Alderton & Markiles, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included as part of the Signature Page of this Registration Statement)
99.1	2006 Stock Incentive Plan
99.2	Form of 2006 Stock Option Agreement
99.3	Form of Stock Purchase Agreement
_______________________
(1) Previously filed as Exhibit 3.1 to our Registration Statement on Form SB-2, filed September 3, 2004 and incorporated herein by reference.
(2) Previously filed as Exhibit 3.2a to our Current Report on Form 8-K filed May 12, 2006 and incorporated herein by reference.
(3) Previously filed as Exhibit 3.3 to our Current Report on Form 8-K filed May 12, 2006 and incorporated herein by reference.
(4) Previously filed as Exhibit 3.2 to our Registration Statement on Form SB-2, filed September 3, 2004 and incorporated herein by reference.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, California, on August 31, 2007.

IRONCLAD PERFORMANCE WEAR CORPORATION (Registrant)

By:	/s/ Thomas Kreig
Thomas Kreig Interim Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Thomas Kreig as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file a new registration statement under Rule 461 or Instruction E of Form S-8 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Eduard Jaeger Eduard Jaeger	President and Chief Executive Officer and Director (Principal Executive Officer)	August 31, 2007
/s/ Thomas Kreig Thomas Kreig	Interim Chief Financial Officer (Principal Financial and Accounting Officer)	August 31, 2007
/s/ R.D. Peter Bloomer R.D. Peter Bloomer	Director, Chairman of the Board	August 31, 2007
/s/ Vane Clayton Vane Clayton	Director	August 31, 2007
/s/ Scott Alderton Scott Alderton	Director	August 31, 2007
/s/ Scott Jarus Scott Jarus	Director	August 31, 2007

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Articles of Incorporation of the Registrant (1)
4.2	Certificate of Change effecting a forward stock split and increasing the number of authorized shares, filed May 9, 2006 (2)
4.3	Articles of Merger effecting a name change to Ironclad Performance Wear Corporation (3)
4.4	Bylaws (4)
5.1	Opinion of Stubbs Alderton & Markiles, LLP.
23.1	Consent of Singer Lewak Greenbaum & Goldstein, LLP
23.2	Consent of Stubbs Alderton & Markiles, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included as part of the Signature Page of this Registration Statement)
99.1	2006 Stock Incentive Plan
99.2	Form of 2006 Stock Option Agreement
99.3	Form of Stock Purchase Agreement
_______________________
(1)	Previously filed as Exhibit 3.1 to our Registration Statement on Form SB-2, filed September 3, 2004 and incorporated herein by reference.
(2)	Previously filed as Exhibit 3.2a to our Current Report on Form 8-K filed May 12, 2006 and incorporated herein by reference.
(3)	Previously filed as Exhibit 3.3 to our Current Report on Form 8-K filed May 12, 2006 and incorporated herein by reference.
(4)	Previously filed as Exhibit 3.2 to our Registration Statement on Form SB-2, filed September 3, 2004 and incorporated herein by reference.